Exhibit 99.2

UNAUDITED PRO FORMA FINANCIAL INFORMATION

The Unaudited Pro Forma Financial Information reflects financial information, which gives effect to the acquisition of all of the outstanding common shares of W K Inc. (a private Washington Corporation) by Reshoot & Edit (a Nevada Corporation).

The Pro Forma Statements included herein reflect the use of the purchase method of accounting for the above transaction.  Such financial information has been prepared from, and should be read in conjunction with, the historical unaudited financial statements of Reshoot & Edit and W K Inc. included in this memorandum.

The Pro Forma Balance Sheet and Pro Forma Statement of Operations gives effect to the transaction as if it had occurred at the beginning of the earliest period presented, combining the results of Reshoot & Edit for November 30, 2009 and W K Inc for the period ended December 31, 2009.

F-1b

Reshoot & Edit (“Reshoot”)
Pro Forma Condensed Consolidated Balance Sheet

	Historical	Historical		(Unaudited)
	Reshoot	W K Inc.	Pro forma	Pro forma
ASSETS	11/30/2009	12/31/2009	Adjustments	Reshoot

Current assets:
Cash and cash equivalents	$300,264	$28,437	-	$328,701
Accounts receivable		7,852	-	7,852
Accounts receivable
- related party	52,078	-	-	52,078
Advances	5,000	-	-	5,000
Prepaid expense	5,500	334	-	5,834
Inventory	-	58,273	-	58,273
Total current assets	362,842	94,896	-	457,738

Fixed Assets
Fixed assets	688	37,357	-	38,045
Total fixed assets	688	37,357	-	38,045

Security Deposits	6,365	502	-	6,867
Intangible assets	4,500	-	-	4,500
Total other assets	10,865	502	-	11,367

Total Assets	$374,395	$132,755	-	$507,150

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable and
Accrued expenses	1,181	3,082	-	4,263
Loans		1,339	-	1,339
Loans from related party		103,016	-	103,016
Total Liabilities	1,181	107,437	-	108,618
Shareholders’ equity
Preferred stock, Series A,
$.001 par value	-	-	-	-

Preferred stock, Series B,
$.001 par value	-	-	-	-

Preferred stock, Series C,
$.001 par value	-	-	-	-

Common stock, $.001 par value	5,931	1,000	-	6,931
Additional paid in capital	694,841	34,286	-	729,127
Stock subscription receivable	(250,000)	-	-	(250,000)
(Deficit) accumulated during
development state	(77,558)	(9,968)	-	(87,526)
Total shareholders’
equity (deficit)	373,214	25,318	-	398,532
Total liabilities and
Shareholders’ equity	$374,395	$132,755	-	$507,150

F-2b

Reshoot & Edit (“Reshoot”)
Pro Forma Condensed Consolidated Statements of Operations

	Historical	Historical		(Unaudited)
	Reshoot	W K Inc.	Pro forma	Pro forma
	11/30/2009	12/31/2009	Adjustments	Reshoot

Revenue, net	$-	$145,723	-	$145,723

Cost of Goods Sold	-	95,914	-	95,914
Gross Profit	-	49,809	-	49,809

Expenses

Store Expenses	-	29,929	-	29,929
Mktg and Adver Expense	-	3,439	-	3,439
Selling general and
administrative expenses	53,452	25,771	-	79,223
Total operating expenses	53,452	59,139	-	112,591

Net loss from operations	(53,452)	(9,849)	-	(63,301)
Other Expenses
Interest Expense	209	119	-	328
Net Loss	$(53,661)	$(9,968)	-	$(63,629)

Net loss per share-basic	$(0.01)	$(0.17)	-	$(0.02)

Weighted average number
of common shares
outstanding	4,044,583	60,000	(60,000)	4,044,583

F-3b

Notes to Unaudited Pro Forma Consolidated Financial Statements
December 31, 2009

On March 26th, 2010, Reshoot & Edit entered into a Related Party Agreement to purchase W K Inc., a privately held Washington corporation, As a result of the acquisition, WK became a wholly owned operating subsidiary of the public company.

The balance sheets of Reshoot & Edit and W K Inc. are as of November 30, 2009 and December 31, 2009, respectively.  The statements of operations of Reshoot & Edit and W K Inc. are the period ended November 30, 2009 and December 31, 2009, respectively.

F-4b